As filed with the Securities and Exchange Commission on August 29, 2011

Registration No. ________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TWO RIVERS WATER COMPANY
 (Name of small business issuer in its charter)

Colorado	13-4228144
(State or Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
2000 South Colorado Boulevard, Suite 420 Denver, Colorado 80222
(Address of principal executive offices)

(303)222-1000
(Issuer’s telephone number, Including Area Code)
Two Rivers Water Company
fka Navidec Financial Services, Inc.
2005 Stock Option Plan
______________________________
(Full title of Plan)

Wayne Harding, Chief Financial Officer
Two Rivers Water Company
2000 South Colorado Boulevard, Suite 420
Denver, Colorado 80222
(303) 222-1000
(Name, address and telephone number of agent for service)

COPIES OF ALL COMMUNICATIONS TO:
Roger V Davidson
Davidson & Shear LLC
4450 Arapahoe Ave., Suite 100
Boulder, CO 80303
Tel: 303-415-2511/ Fax 303-415-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One).

Large accelerated filer	[___]	Accelerated filer	[___]
Non-accelerated filer (Do not check if a smaller reporting company)	[___]	Smaller reporting company	[_X_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock	250,000	$2.00	$500,000	$59.00

(1) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices of the Company's common stock as reported within five business days prior to the date of this filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement, but will be provided as may be required under Rule 428(b)(1) of the Securities Act of 1933.

Individual agreements with the Employees which provide for the payment for services rendered in shares of the common stock of the Company, in lieu of cash, have been attached to the Registration Statement as Exhibits.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

a.           General Plan Information

1.   Two Rivers Water Company fka Navidec Financial Services, Inc. 2005 Stock Option Plan.

2. Nature and purpose of the Plan is to provide stock options and stock compensation to employees and consultants of the Company.

3.   The Plan is not subject to Employee Retirement Income Security Act of 1974.

4.	Additional information can be obtained by contacting:

Wayne Harding
Chief Financial Officer
Two Rivers Water Company
2000 South Colorado Blvd., Suite 420
Denver, Colorado  80222
(303)222-1000

The Plan does not have a Plan Administrator and the Plan does not invest.

b.           Securities to be Offered

This Registration Statement on Form S-8 registers for resale 250,000 shares of common stock, $0.01 par value per share (“Common Stock”), of Two Rivers Water Company (the “Company”).

1.	Title: Common Stock

Amount: 250,000 shares granted for services rendered by former Vice President of Operations, Joe McKowen, for Navidec Financial Services, Inc.

GRAND TOTAL –250,000 shares: 250,000 shares to be offered which have been granted under the Two Rivers Water Company fka Navidec Financial Services, Inc. 2005 Stock Option Plan.

2005 Stock Option Plan

Amount: 250,000 shares to be offered pursuant to the Plan, of which, the Company’s Board of Directors has approved grants of  one option to purchase 250,000 shares, which have been exercised, to Directors/Officers, Consultants and Employees of the Company to date.

Name	Number of Shares Granted

Joe McKowen	250,000

2.           The stock is registered under Section 12g of the Exchange Act.
c.           Employees Who May Participate in the Plan

All employees to Company may participate while employed with the Company and/or any subsidiaries of the Company.

d.           Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

1.	Participation is allowed in the 2005 fiscal year at the market price per share, in amounts to be set by the Board of Directors.

2.	Payment for the securities purchased may only be in cash or through services.

3.	Employees are not required to contribute to the Plan.

4.	Employees and the registrant are not required to contribute to the Plan.

5.	Reports are not made to employees participating in the Plan, since the Plan does not hold assets for employees’ accounts.

6.	Securities will not be purchased for the Plan in either the open market or through private transactions.

e.           Resale Restrictions

There are no resale restrictions on plan participants, except in the event the participant is an officer, director or affiliate, or in the event that the Plan contains a repurchase right of issuer, for any stock, or options, as a pre-condition of resale.

f.           Tax Effects of Plan Participation

Participants will be taxed upon any shares issued for services provided or for awards.  Participants will not be taxable on stock options issued to employees at the market price on date of grant.

g.           Investment of Funds

No assets are held under the Plan.

h.           Withdrawal from the Plan; Assignment of Interest

1.   Employees may refuse to accept compensation or options.

2.   No assignment of an interest in the Plan is possible; however, stock or options received under the Plan may be assigned, subject to the terms of the Plan, including the Right to Repurchase as defined therein.

3.   Not applicable.

i.           Forfeitures and Penalties

Except as otherwise determined by the Plan Administrator, at the time of the Award, upon termination of a Participant's continuous service during the applicable restriction period, the Participant's Restricted Stock, that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Plan Administrator may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.

j.           Charges and Deductions and Liens Therefore

Not applicable.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the  "Securities  Act").  Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following  documents  previously or  concurrently  filed by the Company with the Commission are hereby  incorporated by reference into this Registration Statement:

(a)  The Annual Report on Form 10-K of Two Rivers Water Company for the fiscal year ended December 31, 2010 filed on March 30, 2011 under  Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

(b)  All reports filed by the Company pursuant to Section 13 of the Securities  Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2010.

(c)  The description of the common shares issued by the Company in Registration Statement #000-51139 and any amendment or report filed for the purpose of updating such description under Registration Statement #000-51139.

All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Form S-8 Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Form S-8 Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Form S-8 Registration Statement.

All documents incorporated by reference herein will be made available to all participants without charge, upon written or oral request.  Other documents required to be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request.  All requests for documents shall be directed to:

Wayne Harding, Chief Financial Officer
Two Rivers Water Company
2000 South Colorado Boulevard, Suite 420
Denver, CO  80222
(303)222-1000

ITEM 4. DESCRIPTION OF SECURITIES

The description of the common shares issued by the Company in its Registration Statement #000-51139, and any amendment or report filed for the purpose of updating such description under Registration Statement #000-51139.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the securities being registered hereunder will be passed on for the Company by Michael A. Littman, Attorney, of Arvada, Colorado.  He is an independent securities attorney.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Colorado Revised Statutes provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at our request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement  actually and reasonably  incurred by him in connection with such action, suit or proceeding if he acted in good faith  and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company, pursuant to its bylaws, will provide indemnification with its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by the Colorado Revised Statutes, subject to certain exceptions as well as certain additional procedural protections.  In addition, the indemnification provides generally that the Company will advance expenses incurred by directors and executives officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

The indemnification provisions in the bylaws may permit indemnification for liabilities arising under the Securities Act of 1933.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Securities and Exchange Commission has opined that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9. UNDERTAKINGS

(a) The undersigned Company hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be selected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement;

(2)  That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

 (3)  To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and, is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than director, officer  or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 (c)  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado on August 29, 2011.

Two Rivers Water Company

/s/Wayne Harding
Wayne Harding, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 26, 2011.  Each person whose signature to the Registration Statement appears below hereby appoints John R. McKowen as such person's attorney-in-fact with full power to act alone, with full power of substitution or re-substitution, for such person and in such person's  name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective  amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

/s/ John R. McKowen
John R. McKowen, Chief Executive Officer and Chairman of the Board of Directors

/s/ Wayne Harding
Wayne Harding, Chief Financial Officer

/s/ Dennis Channer
Dennis Channer, Director
/s/ John Stroh, II
John Stroh, II, Director
/s/ Gregg Campbell
Gregg Campbell, Director
/s/ Brad Walker
Brad Walker, Director

TWO RIVERS WATER COMPANY
EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

EXHIBIT NO.                                           DESCRIPTION

5.1                      Opinion of Davidson & Shear, LLC, Attorney at Law
10.1                      Two Rivers Water Company fka Navidec Financial Services, Inc. 2005 Stock Option Plan
23.1                      Consent of Schumacher & Associates, Inc.
23.2                      Consent of Davidson & Shear, LLC, Attorneys at Law (as contained in Exhibit 5.1)